CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ADMA BIOLOGICS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The undersigned President of ADMA Biologics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), on behalf of said corporation, hereby certifies as follows:

FIRST: The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), is hereby amended to authorize the classification of the Board of Directors of the Corporation into three classes with staggered terms, by adding the following new Paragraph:

“The affairs of the corporation shall be governed by a Board of Directors. The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide. Commencing with the 2013 annual meeting of stockholders, directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The initial term of office of the Class I directors shall expire on the date of the 2014 annual meeting of stockholders, the initial term of office of the Class II directors shall expire on the date of the 2015 annual meeting of stockholders, and the initial term of office of the Class III directors shall expire on the date of the 2016 annual meeting of stockholders. At each annual meeting of stockholders following such classification and division of the members of the Board of Directors, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, so that the term of office of one class of directors shall expire in each year. Each director shall hold office until the expiration of such director's term of office and until such director's successor shall have been elected and qualified, or until such director's earlier resignation, removal or death. In case of any increase or decrease, from time to time, in the number of directors constituting the whole Board of Directors, the number of directors in each class shall be determined by action of the Board of Directors. A director elected by the remainder of the Board of Directors to fill a vacancy shall hold office for the remainder of the term of the predecessor director and until such director's successor has been elected and qualified, or until such director's earlier resignation, removal or death.”

SECOND:  The Certificate of Incorporation is hereby further amended to permit stockholder action only at a duly called meeting and to prohibit stockholder action by written consent, by adding the following new Paragraph:

“Any action required or permitted to be taken by the stockholders of the corporation must be taken at a duly called annual or special meeting of stockholders of the corporation, and the power of stockholders to consent in writing to the taking of any action, without a duly called meeting and vote, is specifically denied.”

THIRD:  That pursuant to resolution of its Board of Directors, an annual meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of August 19, 2013 and hereby affirms under penalties of perjury that the statements contained herein are true.

ADMA BIOLOGICS, INC. By: /s/ Adam S. Grossman Adam S. Grossman President and Chief Executive Officer